Exhibit 16.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 30, 2024, relating to the financial statements and financial highlights of LeaderShares® Activist Leaders® ETF, LeaderShares® AlphaFactor® Tactical Focused ETF, LeaderShares® AlphaFactor® US Core Equity ETF, LeaderShares® Equity Skew ETF, and LeaderShares® Dynamic Yield ETF, each a series of Two Roads Shared Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Questions and Answers”, “Proposal – To Approve the Agreement and Plan of Reorganization”, “Additional Information about the Funds”, “Appendix B – More Information about the Acquiring Funds” and “Appendix C-Financial Highlights of the Target Funds” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 10, 2025